Exhibit 99.1

ARIAD Announces 2009 Key Corporate Objectives

Clinical Data on Deforolimus and AP24534 Anticipated in Second Half of Year

CAMBRIDGE, Mass.--(BUSINESS WIRE)--January 13, 2009--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced 2009 key corporate objectives and financial guidance, details of which will be presented at the 27th Annual JPMorgan Healthcare Conference on January 15, 2009 in San Francisco, California.

“The past year was the most productive in ARIAD’s history. We achieved the corporate objectives established at the beginning of 2008 and set the stage for the future growth of the Company,” said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. “With our continuing focus and momentum, we expect to generate important data from our clinical trials of deforolimus and AP24534, advance our next internally discovered drug candidate into development and prepare to commercialize our potential oncology products.”

Dr. Berger will outline a series of key corporate goals for ARIAD in 2009 that will move the Company closer to realizing its vision of transforming the lives of cancer patients with breakthrough medicines. These corporate goals include:

  Continue to maximize the deforolimus opportunity through execution of the global development plan in collaboration with Merck & Co., Inc.,
  Advance ARIAD’s innovative oncology pipeline, including AP24534 and its latest novel oncology product candidate,
  Further establish its manufacturing, operations and commercial infrastructure to prepare its product candidates for market, and
  Strengthen its balance sheet to maintain a solid financial position.

“Our partnership with Merck is strong and vibrant, and the deforolimus development program, including the SUCCEED trial, is moving ahead on plan and on budget,” he added. “We expect to complete enrollment in the SUCCEED trial before the end of the year, leading to the second interim efficacy analysis. Additionally, we continue to see the potential commercial opportunity for deforolimus expanding as we explore the clinical utility of deforolimus in many different types of cancers. At the same time, our AP24534 development program in hematological malignancies is proceeding as planned, and we expect our investigators to present the first clinical data on this product candidate later in the year.”

Maximize and Execute on the Deforolimus Opportunity

The two primary drivers of the deforolimus opportunity are completion of the SUCCEED Phase 3 trial of oral deforolimus in patients with metastatic sarcomas and completion of the Phase 2 trials of deforolimus in patients with other types of solid tumors. The SUCCEED trial is enrolling patients around the world and is currently on track for full patient accrual in fourth quarter 2009, as initially projected when the trial was started in late 2007. Additionally, the first and second interim efficacy analyses of the trial are expected to take place this year, with their exact timing based on the occurrence of a pre-specified number of clinical events. The Company expects to begin filing the initial portions of the new drug application (NDA) for oral deforolimus by next year.

Phase 2 clinical studies evaluating deforolimus in patients with breast, endometrial and prostate cancer are enrolling, and a fourth Phase 2 clinical trial of deforolimus in patients with non-small cell lung cancer is expected to begin in 2009. Initial Phase 2 clinical data are also anticipated this year. Deforolimus is being studied both as a single agent and in combination with various targeted agents, including bevacizumab (Avastin®) and trastuzumab (Herceptin®), driven by their mechanisms of action and biology. Deforolimus is also being studied in combination with Merck’s IGF-1R inhibitor in patients with solid tumors, in a pediatric population of patients with solid tumors, and in Japanese cancer patients to potentially provide access to the Japanese market.

Advance AP24534 and Innovative Oncology Pipeline

ARIAD expects to report clinical proof-of-concept data in 2009 for its second oncology product candidate, AP24534, currently being evaluated in a multi-center Phase 1 trial of patients with drug-resistant and refractory hematological malignancies, including chronic myeloid leukemia (CML) and acute myeloid leukemia (AML). AP24534 is an oral, multi-targeted kinase inhibitor that is designed for use in a variety of cancer types. Preclinical data of AP24534 reported last year show that this product candidate potently inhibits the kinase targets associated with drug-resistant CML, including all known mutant variants of the target protein, Bcr-Abl, as well as targets associated with AML. The potential of AP24534 in specific solid tumors will also be explored through additional clinical studies.

ARIAD plans to advance its third oncology product candidate into preclinical development this year in anticipation of filing an investigational new drug application (IND). ARIAD scientists have discovered targeted kinase inhibitors that potently inhibit the emerging and promising cancer target, anaplastic lymphoma kinase (ALK). This target has been implicated in specific forms of non-small cell lung cancer, lymphomas and neuroblastoma, among others, and regulates multiple pathways important for cancer pathogenesis. ARIAD’s research on ALK inhibition builds on the Company’s long-standing success in applying its expertise in cell signaling, cancer biology and computational drug-discovery to the design and characterization of small-molecule drugs. The Company expects to present initial scientific data on this new product candidate at a major oncology meeting this year.

Strengthen Balance Sheet and Maintain Solid Financial Position

The Company expects to end fiscal year 2008 with approximately $39 million in cash and marketable securities, or approximately $51 million when including a $12.5 million milestone payment to be received from Merck related to the Phase 2 clinical trial in patients with advanced prostate cancer that began in the fourth quarter of 2008. The Company expects to report cash used in operations in 2008 of approximately $51 million, or approximately $38.5 million when including the prostate cancer trial milestone. These adjusted amounts are consistent with the most recent guidance provided by ARIAD. The Company also expects to report a net loss for 2008 of approximately $74 million, also in line with its most recent financial guidance.

For fiscal year 2009, the Company estimates cash used in operations of $24 million to $28 million, a decrease of approximately $23 million to $27 million from 2008, reflecting an expected increase in milestone payments from Merck of approximately $37 million based on the expected initiation of certain Phase 2 and Phase 3 clinical trials of deforolimus. In addition, the Company estimates a net loss of approximately $78 million to $82 million, an increase of approximately $4 million to $8 million from 2008, reflecting primarily the costs of the on-going development of deforolimus in conjunction with Merck. The financial projections for 2009 exclude additional potential partnering revenues beyond the Merck oncology collaboration.

“We are demonstrating strong financial discipline in managing the Company and are assessing several sources of incremental funding for our programs. We expect to bring one or more of these initiatives to fruition early this year,” said Edward M. Fitzgerald, senior vice president and chief financial officer. “We are committed to strengthening our balance sheet and ensuring that we are well positioned financially to support our key business objectives for 2009. Importantly, our collaboration with Merck is intended to make the development of deforolimus essentially cost-neutral to ARIAD based on the projected flow of milestone payments from Merck and Merck’s funding of its share of development costs.”

Presentation Reminder

As previously announced, Dr. Berger will provide an overview of the Company at the 27th Annual JPMorgan Healthcare Conference on January 15, 2009 in San Francisco, California, at 10:30 a.m. PT (1:30 p.m. ET), highlighting the plans for the Company’s oncology product candidates, its drug-discovery programs and financial guidance for fiscal year 2009.

The ARIAD presentation will be webcast live and can be accessed by visiting the investor relations section of the Company's website at http://www.ariad.com/investor. A replay will be available on the ARIAD website approximately twenty-four hours after the presentation and will be archived for four weeks.

About ARIAD

ARIAD’s vision is to transform the lives of cancer patients with breakthrough medicines. The Company’s mission is to discover, develop and commercialize small-molecule drugs to treat cancer in patients with the greatest and most urgent unmet medical need – aggressive cancers where current therapies are inadequate. ARIAD’s lead product candidate, deforolimus, is an investigational mTOR inhibitor in Phase 3 clinical development in patients with advanced sarcomas and is being developed in collaboration with Merck & Co., Inc. ARIAD’s second product candidate, AP24534, is an investigational multi-targeted kinase inhibitor in Phase 1 clinical development in patients with hematological cancers. ARIAD has an exclusive license to pioneering technology and patents related to certain NF-κB cell-signaling activity, which may be useful in treating certain diseases. For additional information about the Company, please visit http://www.ariad.com.

This press release contains “forward-looking statements.” Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, preclinical data that may not be replicated in clinical studies, the costs associated with our research, development, manufacturing and other activities, the conduct and results of pre-clinical and clinical studies of our product candidates, difficulties or delays in filing new drug applications or obtaining regulatory approvals to market products resulting from our development efforts, our reliance on our strategic partners and licensees and other key parties for the successful development, manufacturing and commercialization of products, the adequacy of our capital resources and the availability of additional funding, patent protection and third-party intellectual property claims relating to our and any partner's product candidates, the timing, scope, cost and outcome of legal and patent office proceedings concerning our NF-κB patent portfolio, the merger of the Company with its former subsidiary, ARIAD Gene Therapeutics, Inc., future capital needs, risks related to key employees, markets, economic conditions, prices, reimbursement rates and competition, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

Avastin® and Herceptin® are registered trademarks of Genentech, Inc.

CONTACT:
ARIAD Pharmaceuticals, Inc.
Maria E. Cantor, 617-621-2208